              AMENDMENT NO. 1 TO MARKETING, SALES AND DISTRIBUTION
                                RIGHTS AGREEMENT


      Amendment No. 1 is made and entered into as of the date of the last signature on the signature page below ("Amendment No. 1"), by and among Rhone-Poulenc Rorer Pharmaceuticals Inc. ("RPR"), GPI Polymer Holdings, Inc. (previously named GPI Holdings, Inc., "Holdings") and Guilford Pharmaceuticals Inc. ("GPI"; Holding and GPI, collectively, "Guilford"), to Marketing, Sales and Distribution Rights Agreement, dated as of June 13, 1996.

      WHEREAS, RPR, GPI and Holdings are parties to a Marketing, Sales and Distribution Rights Agreement, dated as of June 13, 1996 (the "Rights Agreement"), and GPI and Rhone-Poulenc Rorer Inc. ("RPR Inc.") are parties to a Stock Purchase Agreement, dated as of June 13, 1996 (the "Stock Agreement"), and RPR and GPI are parties to a Manufacturing and Supply Agreement, dated as of June 13, 1996 (the "Supply Agreement"), and GPI and RPR Inc. are parties to a Loan Agreement, dated as of June 13, 1996 (the "Loan Agreement"; the Rights Agreement, the Stock Agreement, the Supply Agreement and the Loan Agreement, collectively, the "Transaction Agreements"), all in connection with a transaction pursuant to which RPR has become the worldwide marketer and distributor (except in Scandinavia) for Guilford's biodegradable polymer oncology product, GLIADEL(R) Wafer; and

      WHEREAS, RPR and Guilford now desire to amend certain provisions of the Rights Agreement as set forth herein and to amend certain provisions of the Stock Agreement as set forth in Amendment No. 1 to that Agreement, of even date herewith, to reflect further agreements between them;

      NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

      1. GLIADEL First Surgery Phase III Clinical Trial. (a) Notwithstanding anything to the contrary in Article III.B.1. of the Rights Agreement, RPR will use commercially reasonable efforts to conduct the First Surgery Trial (as defined below), subject to the terms contained in this Amendment No. 1. The "First Surgery Trial" is the international multi-center Phase III clinical trial for the GLIADEL Product in first surgery for malignant glioma (the "First Surgery Indication"), commenced by RPR in December 1997 pursuant to a protocol entitled "Phase III Multicenter Randomized Double-Blind Placebo-Controlled Trial of Polifeprosan 20 with Carmustine Implant 3.85% in Patients Undergoing Initial Surgery for Newly-Diagnosed Malignant Glioma," Protocol No. RPR 132596/T-301, attached hereto as Exhibit A (the "First Surgery Protocol").

         (b) Guilford will pay for half the costs of the First Surgery Trial, up to a limit of $3 million, subject to the terms contained in this Amendment No. 1. The budget for the First Surgery Trial is attached hereto as Exhibit B (with such variances thereto from time to time as RPR may reasonably deem necessary in order to carry out the First Surgery Trial, the "First Surgery Trial Budget"). Guilford will pay for half the costs of the First Surgery Trial, substantially as contemplated by the First Surgery Trial Budget, if and to the extent such costs are reasonably incurred by RPR, provided that in no event will Guilford pay RPR under this Section 1(b) in excess of $3 million in the aggregate. Guilford shall make payments for its share of the First Surgery Trial as follows: (1) Guilford shall pay $500,000 in cash upon the execution of this Amendment No. 1; and (2) Guilford shall make additional payments in cash, quarterly, at the rate of $250,000 per quarter, over the next 10 calendar quarters, commencing on October 1, 1998 and thereafter on each successive January 1, April 1, July 1 and October 1 (or if such day is not a business day, then on the first business day immediately following such day); provided, however, that Guilford's quarterly payments will continue beyond such next 10 calendar quarters if and for so long as its contributions to the cost of the First Surgery Trial as described above are less than one-half of such costs, always subject to the $3 million limit set forth above. Each such payment shall be made against an itemized invoice, together with reasonable supporting documentation, delivered by RPR. Each such invoice from RPR shall constitute a certification by RPR that the costs incurred by RPR on the First Surgery Trial Budget for the First Surgery Trial in the aggregate to date are at least twice the aggregate amounts invoiced to date to Guilford for the First Surgery Trial. Notwithstanding any contrary provision of this Section 1(b), in the event the First Surgery Trial is terminated early for any reason (other than sufficiently demonstrated efficacy), Guilford shall owe an amount under this Section 1(b) for its share of the First Surgery Trial equal to $3 million, multiplied by the fraction A over B, where A equals the aggregate, cumulative number of patients enrolled (as defined in the First Surgery Protocol) in the First Surgery Trial at the time of early termination and B equals 200, provided that in no event will the fraction A/B exceed one. If at the time of an early termination of the First Surgery Trial Guilford has paid more or less than such amount, Guilford or RPR, as the case may be, shall promptly make a payment to the other party in such amount as to cause Guilford's aggregate, cumulative payments with respect to the First Surgery Trial under this Section 1(b) to equal such amount. For purposes hereof, the First Surgery Trial shall be deemed to be terminated early if and at such time as RPR as the sponsor of First Surgery Trial (a) notifies the FDA of the official termination of the First Surgery Trial prior to its completion, or (b) suspends patient enrollment in the First Surgery Trial and such suspension continues for a period of ninety (90) days or more. All direct and indirect costs incurred by RPR in conducting the First Surgery Trial above the amount of Guilford's contribution as provided in this Section 1(b) with respect to the First Surgery Trial shall be for the account of RPR. All direct and indirect costs incurred by Guilford in support of RPR's conduct of the First Surgery Trial shall be for the account of Guilford (and shall not be included in calculating the $3 million limit described above), including overhead for project management to monitor the progress of the First Surgery Trial and costs to manufacture and supply, in accordance with the terms of the

Supply Agreement, the GLIADEL Product for use in the First Surgery Trial pursuant to the First Surgery Trial Protocol, subject however to Section 2 below.

         (c) GPI shall have the right to review and comment in advance on all material aspects of the First Surgery Trial, including any amendments to the First Surgery Protocol, and shall be afforded access to all data and results thereof under and in accordance with the terms of the Rights Agreement. RPR and GPI shall establish a First Surgery Trial steering committee (the "First Surgery Trial Steering Committee"), which shall be comprised of the two representatives of RPR and the two representatives of GPI set forth on Exhibit C attached hereto, plus one independent expert to be mutually agreed to by such RPR and GPI representatives. Except as set forth in the last sentence of this Section 1(c), RPR shall not suspend enrollment in the First Surgery Trial without first consulting with the First Surgery Trial Steering Committee and obtaining and considering its views with respect to the proposed suspension; provided, however, that: (i) in cases where medical or scientific concerns require prompt action, RPR shall be entitled to convene an emergency meeting of the First Surgery Trial Steering Committee (by teleconference if necessary) on no more than twenty-four hours notice, and (ii) after having obtained and considered the views of the First Surgery Trial Steering Committee as set forth in this paragraph 1(c), RPR, as the sponsor of the First Surgery Trial, shall be entitled, in its sole discretion, to take whatever action with respect to the First Surgery Trial as it deems appropriate, including without limitation suspending patient enrollment. Notwithstanding any contrary provision herein, if the First Surgery Trial Steering Committee is unable or fails to meet on an emergency basis as set forth herein, or if in RPR's judgment significant medical or scientific issues require it, RPR shall be entitled to suspend patient enrollment in the First Surgery Trial without first consulting with the First Surgery Trial Steering Committee, provided RPR convenes a meeting of the First Surgery Trial Steering Committee as promptly thereafter as practicable and obtains and considers its views with respect to such action.

      2. Prospective Reimbursement of Certain Costs Incurred by Guilford. Since the execution and delivery of the Rights Agreement, direct and indirect costs have been incurred by Guilford due to additional work performed and data generated by Guilford at RPR's request relating to the GLIADEL Product. In consideration of this Amendment No. 1, the parties agree that all such costs incurred by Guilford prior to the date hereof, and all such costs incurred by Guilford on or after the date hereof to (i) supply Gliadel Product in accordance with the terms of the Supply Agreement; and/or (ii) respond to written inquiries or requests from the FDA or any other regulatory authority in the Territory, shall be for the account of Guilford. The parties further agree that, subject to the proviso of the final sentence of this Section 2, all costs reasonably incurred by Guilford from and after the date hereof in performing work (other than that covered by the immediately preceding sentence) that relates to chemistry, manufacturing and controls, quality or compliance and that is undertaken in response to requests from RPR that are above and beyond those of the FDA and/or other regulatory authorities in the Territory shall be for the account of RPR. In determining what work shall be undertaken to respond to written inquiries or requests from the FDA or other regulatory authorities in the Territory, the parties shall have a full and fair exchange of their views with respect to the matter, and each party shall give good faith consideration to the other's views. RPR shall reimburse Guilford for all such costs that under the terms of this Section 2 are for RPR's account within thirty (30) days of receipt of Guilford's itemized invoice for such costs, together with reasonable supporting documentation. If there should arise any dispute among the parties over the appropriate amount of such reimbursement, RPR shall timely pay that amount which is not in dispute, and any amount in dispute shall be subject to the dispute resolution terms of
Article VI.L. of the Rights Agreement. Notwithstanding the terms of this Section 2, Guilford will supply additional data and other information relating to the GLIADEL Product requested by RPR which already exist and are in Guilford's possession or control without cost to RPR.

      3. Rights in Japan. The parties hereto confirm that all rights in Japan to the GLIADEL Product (as defined in Article III.C.1. of the Rights Agreement) have reverted to Holdings, and the definition of "Territory" set forth in
Article I.AB. of the Rights Agreement is hereby amended and restated as follows:

            "AB. "Territory" shall mean the entire world, excluding Denmark, Finland, Norway, Sweden and Japan."

The reversion to Holdings of all rights in Japan to the GLIADEL Product has been in full satisfaction of all of GPI's, Holdings and RPR's rights and obligations under Article III.C.1. of the Rights Agreement. In consideration of such reversion, each of GPI and Holdings, on the one hand, and RPR, on the other, irrevocably releases, discharged and waives any other rights or remedies it may have or have had against the other with respect to the matters set forth in
Article III.C.1. of the Rights Agreement.

      4. Milestones in Europe, Canada and Australia. (a) Article III.C.2. of the Rights Agreement sets forth certain deadlines for filing Regulatory Filings of the GLIADEL Product for Regulatory Approval outside the United States. RPR filed Regulatory Filings for Regulatory Approval for the GLIADEL Product for the First Surgery Indication in Canada on December 20, 1996 and for Regulatory Approval for the GLIADEL Product for the recurrent surgery indication in France on March 23, 1998. In addition, RPR submitted an application for Orphan Drug status for the GLIADEL Product for the First Surgery Indication in Australia on March 19, 1998. RPR has informed Guilford that RPR intends to file Regulatory Filings for Regulatory Approval of the GLIADEL Product for the recurrent surgery indication in Europe through the European mutual recognition procedure based on RPR's initial filing in France, as Reference Member State. RPR shall use commercially reasonable efforts to obtain French Regulatory Approval as promptly as possible, and further shall use commercially reasonable efforts to make as promptly as possible such additional filings as are required for

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

Regulatory Approval for the recurrent surgery indication in Germany, Italy, Spain and the United Kingdom under the European mutual recognition procedure based on the French filing. Subject to the foregoing and the other terms of this Amendment No. 1, RPR's time period under Article III.C.2. for filing Regulatory Filings for Regulatory Approval of the GLIADEL Product in each of Germany, Italy, Spain, and the United Kingdom shall be extended until 90 days following the French regulatory authority's dispatch to the regulatory authorities in Germany, Italy, Spain and the United Kingdom, as the case may be, of its assessment report of the Regulatory Filing for the GLIADEL Product that was submitted on March 23, 1998. In addition, RPR's deadline under Article III.C.2. of the Rights Agreement for filing a Regulatory Filing for Regulatory Approval for the GLIADEL Product in Australia is hereby extended until the sooner of 90 days following RPR's receipt of the Australian authorities' approval of Orphan Drug status for the GLIADEL Product in Australia or March 31, 1999. If any Regulatory Filing for Regulatory Approval for the GLIADEL Product in any of the foregoing countries is not timely made as aforesaid (unless otherwise unanimously agreed in advance in writing by the Governance Committee), rights to the GLIADEL Product in such of those countries where the Regulatory Filing for Regulatory Approval was not timely made in accordance with the Rights Agreement, as amended by this Amendment No. 1, shall revert back to Holdings.

            (b) Subject to the terms of this Amendment No. 1, Article III.D.6. of the Rights Agreement is amended and restated as follows:

                        "6. The respective sums set forth below opposite each of
            the following countries on the first business day after RPR's receipt of the Regulatory Approval of the GLIADEL Product in such country, depending on whether Regulatory Approval obtained is for a recurrent indication, or the First Surgery Indication:

                                     Milestone upon     Milestone if
                   Milestone if      receipt of         initial
                   initial           subsequent         Regulatory
                   Regulatory        Regulatory         Approval
                   Approval is for   Approval for       includes First
                   recurrent         First Surgery      Surgery
                   indication only   Indication         Indication

(a)  France        $2.5 million      $2.5 million       $5 million


(b)  Germany       $2 million        $2 million         $4 million
(c)  Italy         $1.5 million      $1.5 million       $3 million
(d)  Spain         $1 million        $1 million         $2 million
(e)  Canada        $2 million        --                 $2 million
(f)  U.K.          $1 million        $1 million         $2 million
(g)  Australia     $1 million        $1 million         $2 million

            RPR shall not be obligated to make any milestone payment upon the issuance of any other Regulatory Approval.

            Notwithstanding the foregoing, RPR shall not be obligated to make any of the foregoing milestone payments if at the time of the issuance of any such Regulatory Approval in an applicable country and the grant of such a reimbursement price in such country, RPR's rights under this Agreement with respect to such country have reverted back to GPI Holdings or otherwise terminated."

      5. Right of First Offer. (a) Subject to the terms of this Amendment No. 1, Article III.J.1. and III.J.2. of the Rights Agreement are amended and restated as follows:

            "1. From and after the Effective Date during the term of this Agreement, RPR shall have the exclusive right of first offer with respect to worldwide rights (except in Japan) to any Guilford product candidate based on cancer chemotherapeutics in conjunction with polymers, whether such product candidate is developed, owned or controlled prior to or after the Effective Date provided that the following two conditions are met:

            (i) the product candidate is being developed (or proposed to be developed) directly by Guilford (and not pursuant to a corporate collaboration with another party) specifically for the indication of brain cancer; and

            (ii) Guilford either owns or has license rights to the intellectual property rights covering the active chemotherapeutic agent which would be incorporated in the polymer, or the agent is non-proprietary and in the public domain.

      Any such product candidate satisfying both of the foregoing conditions shall be termed a "Qualifying Product Candidate." Notwithstanding anything to the contrary in this Article III.J., any collaboration between RPR and Guilford pursuant to RPR's exercise of its right of first offer under this
      Article III.J.1. shall, except as may otherwise be specifically agreed in writing by Guilford, be limited to product candidates meeting both of the foregoing two conditions.

            2. Upon a determination by Guilford of the existence of a Qualifying Product Candidate, and the completion of the preliminary animal studies referred to below (any such Qualifying Product Candidate referred to herein as an "Offered Technology"), GPI shall give written notice thereof to RPR, together with (i) all data available to Guilford on physical product characteristics as well as all data from any preliminary animal studies of the Offered Technology conducted by Guilford, and (ii)

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

      all of Guilford's available records and data relating to the Offered Technology (the "Offer Notice")."

For the avoidance of doubt, Guilford has previously offered, and RPR has declined to exercise such right of first offer with respect to, docetaxel (TAXOTERE(R)), paclitaxel (TAXOL(R)) or IL-2 in Guilford's polyphosphoester polymer platform for cancers.

                  (b) The "six month period" referred to in Article III.J.3. of the Rights Agreement constituting the Offer Period as defined therein is hereby amended to read the "90 day period."

      6. No Waiver. Except to the extent resulting from the specific terms and conditions of this Amendment No. 1, this Amendment No. 1 does not constitute a waiver by any party hereto of any of its rights under any of the Transaction Agreements.

      7. Headings. The section headings contained in this Amendment No. 1 are for reference purposes only and shall not affect in any way the meaning or interpretation of this Amendment No. 1.

      8. Capitalized Terms. Capitalized terms not otherwise defined in this Amendment No. 1 are used herein as defined in the Rights Agreement.

      9. Continuing Effect. Except as specifically amended by this Amendment No. 1, all other terms and conditions of the Rights Agreement remain in full force and effect.

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

      IN WITNESS WHEREOF, duly authorized representatives of the parties hereto have duly executed this Amendment No. 1 as of the date hereof.

RHONE-POULENC RORER
  PHARMACEUTICALS INC.                  GUILFORD PHARMACEUTICALS INC.

By:    /s/ CLAUDE P. DUPUIS             By:    /s/ CRAIG R. SMITH, M.D.
       --------------------                    ------------------------
Name:  Claude P. Dupuis                 Name:  Craig R. Smith, M.D.
       --------------------                    ------------------------
Title: Corporate Vice President         Title: Chairman of the Board,
       Worldwide Business Development          President and Chief
       and Licensing                           Executive Officer
       --------------------                    ------------------------

Date:  9/25/98                          Date:  9/25/98
       --------------------                    ------------------------

                                        GPI POLYMER HOLDINGS, INC.
                                        (formerly named GPI Holdings, Inc.)


                                        By:    /s/ DANIEL P. MCCALLOM
                                               -----------------------
                                        Name:  Daniel P. McCallom
                                               -----------------------
                                        Title: Vice President
                                               -----------------------
                                        Date:  9/25/98
                                               -----------------------

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
                                   EXHIBIT A


***Confidential treatment of 47 pages has been requested.***

                                   EXHIBIT B


***Confidential treatment has been requested.***

                                   EXHIBIT C


                            Guilford Representatives

Dana Hilt, M.D. V.P. Clinical

Bill Vincek, V.P. Corporate Quality



                              RPR Representatives

Thomas Honohan, V.P. Worldwide Research and Development Quality Assurance

Jean-Pierre Bizzari, M.D., V.P. Clinical Oncology